ATTOLON
CONSULTING

May 5, 2017

William Schwartz
Vice President, Chief Human Resources Officer
The J.G. Wentworth Company
201 King of Prussia Road, Suite 501
Radnor, PA 19087

Dear William:

Thank you for the opportunity for us to provide Chief Financial Officer interim support services to The J.G. Wentworth Company (the "Company"). This letter will confirm our understanding of the scope and nature of the services requested and our related fee structure. If accepted and executed by you, this letter will be considered an engagement in accordance with the American Institute of Certified Public Accountants' standards for consulting services under Statement on Standards for Consulting Services (SSCS) No. 1.

Scope of Work

Our consultant will provide interim Chief Financial Officer support for the Company, focused on leadership and day-to-day management of the accounting and finance function, external SEC reporting, issuance of monthly, quarterly and annual financial statements, provision of financial analysis and financial support to senior management, coordination and communication with external constituents, and maintenance of financial policies, processes, procedures and controls.

Fee and Start Date

Our fees for these services will be based on fixed weekly rate plus out-of-pocket expenses incurred in the performance of the staff duties, as approved by the Company.

The staff assigned to this engagement and our rates are outlined below.

Staff	Weekly Rate
Katerina Cozza	$12,500

The start date for the assignment is to be the week of May 8, 2017. It is estimated to be approximately a three month assignment but may be more or less based on any changes or developments that may occur during the project. The Company may terminate the agreement at any time upon two weeks written notice to Attolon.

ATTOLON
CONSULTING

Basic Terms and Conditions

For the services of our Consultant, we will invoice the Company weekly.

After you evaluate the performance and potential of our Consultant on the job, you may wish to employ this person directly. In the event you wish to employ our Consultant, you agree to pay a conversion fee. The conversion fee is 33% of the candidate's first year cash compensation (base plus bonus) as outlined in the candidate's offer letter. In the event you hire our Consultant three (3) months after the first day of the present assignment the conversion fee will reduce to 25% of the candidate's first year cash compensation (base plus bonus) as outlined in the candidate's offer letter.

The conversion fee is payable if you hire our Consultant assigned to you, regardless of the employment classification, on either a permanent, temporary (including temporary assignments through another agency) or consulting basis within twelve (12) months after the last day of the assignment. You also agree to pay a conversion fee if our Consultant is hired by a subsidiary or other related company or business as a result of your referral of our Consultant to that company.

After reviewing this information, if you are in agreement, please sign below and fax this document to our office at 610 977-0043 or email to pklauder@attolon.com.

We want to express our appreciation for this opportunity to work with you.

Regards,

Philip J. Klauder
President
Attolon Consulting, LLC

Agreed to and accepted by:

William Schwartz
Vice President, Chief Human Resources Officer
J.G. Wentworth Company

5/15/17
Date